UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2012 (December 14, 2012)

Lumos Networks  Corp.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-35180 (Commission File Number)	80-0697274 (IRS Employer Identification No.)

One Lumos Plaza, P.O. Box 1068, Waynesboro, Virginia 22980

(Address of Principal Executive Offices) (Zip Code)

(540) 946-2000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

            The 2012 Team Incentive Plan (the “TIP”) of Lumos Networks Corp. (the “Company”) provides for incentive payments tied to the Company’s 2012 performance in the areas of revenue and “Adjusted EBITDA” (defined as net income attributable to the Company before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, net income attributable to noncontrolling interests, other expenses/income, equity based compensation charges, acquisition related charges, and costs related to the separation of the company from NTELOS Holdings Corp.).  As provided for in the TIP and taking into account the Company’s performance relative to revenue and Adjusted EBITDA targets, the Compensation Committee authorized payments to the Company’s employees, other than its officers, following the end of each of the first three fiscal quarters of 2012.  On December 14, 2012, the Compensation Committee, after taking into account the Company’s estimated performance relative to these targets for 2012 and the projected TIP payout based on this performance, authorized preliminary payments under the TIP to its officers of what the Committee believes is an appropriate percentage of such projected TIP payout.  These payments include payments to the following named executive officers:  Harold L. Covert, Chief Financial Officer and Treasurer, $148,206, and Mary McDermott, Senior Vice President, Legal and Regulatory Affairs, $95,221.

            Any further payments under the TIP based on actual TIP results would be made in the first quarter of 2013.  Additionally, each officer has agreed that if the actual 2012 TIP results would result in a payout lower than he or she previously received, he or she will repay the differential to the Company.

            For further information about the TIP, see the Company’s Current Report on Form 8-K dated March 2, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 19, 2012

LUMOS NETWORKS CORP.
By: /s/ Harold L. Covert
Harold L. Covert
Executive Vice President, Chief Financial Officer and Treasurer